Exhibit 5.1

September 17, 2021

Wheels Up Experience Inc.

601 West 26th Street

New York, NY 10001

Re:	2021 Long-Term Incentive Plan Registration Statement on Form S-8 for Shares of Common Stock, par value $0.0001 per share, of Wheels Up Experience Inc.

Ladies and Gentlemen:

We have acted as counsel to Wheels Up Experience Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of 27,346,829 shares (collectively, the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), issuable pursuant to the Wheels Up Experience Inc. 2021 Long-Term Incentive Plan (the “2021 Plan”).

In giving our opinion set forth herein, we have assumed that: (i) all signatures are genuine, all documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to authentic original documents; (ii) the parties to such documents have the legal right and power under all applicable laws, regulations and agreements to enter into, execute, deliver and perform their respective obligations thereunder; and (iii) the Shares will be issued in accordance with the terms of the 2021 Plan.

Based on the foregoing, but subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares registered pursuant to the Registration Statement to be issued by the Company have been duly authorized and, when sold, delivered and paid for in accordance with the terms of the 2021 Plan and applicable award agreements thereunder, for consideration in an amount at least equal to the par value of such Shares, will be validly issued, fully paid and non-assessable.

Our opinion is limited solely to the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that the laws of other jurisdictions may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. In rendering the opinion set forth herein, we have relied upon documents provided to us by the Company and such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, and have made no independent verification or investigation of factual matters pertaining thereto or to the Company.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name therein. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Arnold & Porter Kaye Scholer LLP

250 West 55th Street | New York, New York 10019 | www.arnoldporter.com

  September 17, 2021 | Page 2

Very truly yours,

/s/ ARNOLD & PORTER KAYE SCHOLER LLP